CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered Return Optimization Securities due 2013	$1,567,000	$181.93

Pricing Supplement No. 778 Registration Statement No. 333-156423 Dated May 25, 2011 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Buffered Return Optimization Securities
Linked to the S&P MidCap 400® Index due May 31, 2013

Investment Description

These Buffered Return Optimization Securities (the “Securities”) Linked to the S&P MidCap 400® Index (the "Index") provide enhanced returns relative to the Index’s actual positive performance up to a Maximum Gain, but expose investors to the Index’s negative performance, subject to the Buffer described below.  If the Index Return is positive, Morgan Stanley will repay the Principal Amount at maturity plus pay a return equal to the Multiplier of 1.25 times the Index Return, up to the Maximum Gain of 21.90%.  If the Index Return is zero or negative but the Index's percentage decline is less than the 10% Buffer, Morgan Stanley will repay the full Principal Amount at maturity. However, if the Index Return is negative and the Index's percentage decline is more than the 10% Buffer, Morgan Stanley will pay less than the full Principal Amount at maturity, resulting in a loss to investors of 1% for every 1% decline beyond the Buffer. Investing in the Securities involves significant risks.  Morgan Stanley will not pay any interest on the Securities. You may lose up to 90% of your Principal Amount.  The downside exposure to the Index is buffered only if you hold the Securities to maturity. Accordingly, you may receive significantly less than the Principal Amount if you sell the Securities prior to maturity even if the Index has not declined by more than the 10% Buffer.  Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.  If Morgan Stanley were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates
❑ Enhanced Growth Potential: At maturity, the Securities enhance any positive Index Return up to the Maximum Gain. If the Index Return is negative, investors may be exposed to the negative Index Return at maturity.

❑ Buffered Downside Market Exposure: If the Index Return is zero or negative, but the Index's percentage decline is less than the 10% Buffer, Morgan Stanley will repay the full Principal Amount at maturity.  However, if the Index Return is negative and the Index's decline is more than the 10% Buffer, Morgan Stanley will pay less than the full Principal Amount at maturity resulting in a loss to investors that is equal to the Index's decline in excess of 10%.  Accordingly, you could lose up to 90% of your initial investment. The downside Index exposure is buffered only if you hold the Securities to maturity. Accordingly, you may receive significantly less than the Principal Amount if you sell the Securities prior to maturity even if the Index has not declined by more than the 10% Buffer. Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.

Trade Date                             May 25, 2011
Settlement Date                     May 31, 2011
Final Valuation Date*              May 24, 2013
Maturity Date*                        May 31, 2013

* Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX, SUBJECT TO THE BUFFER. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.

Security Offering

We are offering Buffered Return Optimization Securities Linked to the S&P MidCap 400® Index. The return on the Securities is limited to, and will not exceed, the predetermined Maximum Gain. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Maximum Gain for the Securities is listed below.

Underlying Index	Multiplier	Maximum Gain	Buffer	Starting Level	CUSIP	ISIN
S&P MidCap 400® Index	1.25	21.90%	10%	975.66	61760E689	US61760E6894

See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus and prospectus supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Price to Public	Underwriting Discount(1)	Proceeds to Morgan Stanley
Per Security	$10.00	$0.20	$9.80
Total	$1,567,000	$31,340	$1,535,660

(1)
UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. Incorporated, the agent, a fixed sales commission of 2% for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 17 of this pricing supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 17 of this pricing supplement.

UBS Financial Services Inc.	Morgan Stanley

Additional Information about Morgan Stanley and the Securities

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated December 23, 2008:
http://www.sec.gov/Archives/edgar/data/895421/000095010308003005/dp12094_424b2-seriesf.htm

t	Prospectus dated December 23, 2008:
http://www.sec.gov/Archives/edgar/data/895421/000095010308003004/dp12129_424b2-debt.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Buffered Return Optimization Securities that are offered hereby. Also, references to the accompanying “prospectus” and “prospectus supplement” mean the Morgan Stanley prospectus dated December 23, 2008 and the Morgan Stanley prospectus supplement dated December 23, 2008, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of this document.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:
t You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your investment.

t You can tolerate the loss of up to 90% of your initial investment and you are willing to make an investment that has similar downside market risk as the Index, subject to the Buffer at maturity.

t You believe the Index will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the Maximum Gain of 21.90%.

t You understand and accept that your potential return is limited to the Maximum Gain of 21.90%.

t You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

t You are willing to hold the Securities to maturity, a term of two years, and accept that there may be little or no secondary market for the Securities.

t You do not seek current income from your investment and are willing to forego dividends paid on the constituent stocks of the Index.

t You are willing to assume the credit risk of Morgan Stanley, as issuer of the Securities, and understand that if Morgan Stanley defaults on its obligation you may not receive any amounts due to you including the repayment of your principal.

t You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your investment.

t You cannot tolerate the loss of up to 90% of your initial investment and you are not willing to make an investment that has similar downside market risk as an investment in the Index, subject to the Buffer at maturity.

t You seek an investment that guarantees a full return of principal at maturity.

t You believe that the level of the Index will decline during the term of the Securities, or you believe the Index will appreciate over the term of the Securities by a percentage that exceeds the Maximum Gain.

t You seek an investment that has unlimited return potential without a cap on appreciation.

t You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Morgan Stanley or another issuer with a similar credit rating.

t You seek current income from this investment or prefer to receive the dividends paid on the constituent stocks of the Index.

t You are unable or unwilling to hold the Securities to maturity, a term of two years, or you seek an investment for which there will be an active secondary market.

t You are not willing or are unable to assume the credit risk associated with Morgan Stanley, as issuer of the Securities, for any payment on the Securities, including any repayment of principal.

t You are unwilling to invest in the Securities with a Maximum Gain of 21.90%.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Securities.

Final Terms

Issuer	Morgan Stanley
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term	2 years
Index	S&P MidCap 400® Index
Payment at Maturity (per Security)
Morgan Stanley will pay you a cash payment at maturity linked to the performance of the Index during the term of the Securities.

If the Index Return is greater than zero, Morgan Stanley will pay you an amount equal to the lesser of:

$10 + ($10 × Index Return × Multiplier);
and

$10 + ($10 × Maximum Gain).

If the Index Return is zero or negative, but the Index's percentage decline is not more than the Buffer, Morgan Stanley will pay you the $10 Principal Amount.

If the Index Return is negative and the Index's percentage decline is more than the Buffer, Morgan Stanley will pay you an amount calculated as follows:

$10 + [$10 × (Index Return + Buffer)]

In this case you could lose up to 90% of your Principal Amount.

Multiplier	1.25
Maximum Gain	21.90%
Buffer	10%
Index Return	Ending Level – Starting Level Starting Level
Starting Level	975.66, which is the Closing Level on the Trade Date.
Ending Level	The Closing Level on the Final Valuation Date
Final Valuation Date	May 24, 2013, subject to postponement in the event of a Market Disruption Event or for non-Index Business Days.
CUSIP / ISIN	61760E689 / US61760E6894
Calculation Agent	Morgan Stanley & Co. Incorporated (“MS & Co.”)

Investment Timeline

Trade Date	The Starting Level is determined. The Maximum Gain is set.

Maturity Date
The Ending Level and Index Return are determined as of the Final Valuation Date.

If the Index Return is positive, Morgan Stanley will pay you a cash amount at maturity equal to the lesser of:

$10 + ($10 × Index Return ×1.25);

and

    $10 + ($10 × Maximum Gain)

per Security.

If the Index Return is between 0% and -10%, inclusive, Morgan Stanley will pay you $10.00 cash per Security.

If the Index Return is less than -10%, Morgan Stanley will pay you a cash amount at maturity equal to:

$10 + [$10 × (Index Return + 10%)]

per Security. You could lose up to 90% of your investment.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 90% OF YOUR INITIAL INVESTMENT.  ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY.  IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

t
Your investment in the Securities may result in a loss of up to 90% of your initial investment.  The terms of the Securities differ from those of ordinary debt securities in that we will not pay interest or guarantee the payment of the full Principal Amount at maturity.  Morgan Stanley will only repay the full $10 Principal Amount per Security if the Index's percentage decline is not more than 10%, and will only make such payment at maturity.  If the Index's percentage decline exceeds 10%, the payout at maturity will be an amount in cash that is less than the $10 Principal Amount of each Security by an amount equal to the Index’s percentage decline in excess of the 10% Buffer.  Accordingly, you could lose up to 90% of your initial investment.

t
You may incur a loss on your investment if you sell your Securities prior to maturity.  You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Index has not declined by more than the Buffer.

t
The Multiplier applies only at maturity.  You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than the return of the Index at the time of sale even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier and earn the potential Maximum Gain only if you hold your Securities to maturity.

t
Appreciation potential is limited.  The appreciation potential of Securities is limited by the Maximum Gain of 21.90% (which corresponds to a maximum Payment at Maturity of $12.19 per Security).  Therefore, although the Multiplier enhances positive Index Returns, you will not benefit from any positive Index Return that, when multiplied by the Multiplier, exceeds the Maximum Gain.  As a result, any increase in the Ending Level over the Starting Level by more than 17.52% of the Starting Level will not further increase the return on the Securities.

t	No interest payments. Morgan Stanley will not make any interest payments in respect to the Securities.

t
The Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

t
Market price of the Securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market, including:

o	the value of the Index at any time and, in particular, on the Trade Date and the Final Valuation Date,

o	the volatility (frequency and magnitude of changes in value) of the Index,

o	interest and yield rates in the market,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index or stock markets generally and which may affect the Starting Level and/or the Ending Level,

o	the time remaining until the Securities mature, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your Securities prior to maturity.  For example, you may have to sell your Securities at a substantial discount from the principal amount of $10 per Security if the value of the Index at the time of sale is at or below its Starting Level or if market interest rates rise.  You cannot predict the future performance of the Index based on its historical performance.  If the Index Return is less than -10%, you will receive at maturity an amount that is less than the $10 Principal Amount of each Security (and which could be significantly less) by an amount equal to the Index's decline in excess of 10%. There can be no assurance that there will be any positive Index Return or that the Index’s percentage decline will not be more than 10%.  As a result, there can be no assurance that you will receive at maturity an amount in excess of 10% of the Principal Amount of the Securities.

t
Investing in the Securities is not equivalent to investing in the Index or the stocks composing the Index.  Investing in the Securities is not equivalent to investing in the Index or the stocks that constitute the Index.  Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the Index.  Investors in the Securities also will not participate in any appreciation of the Index that, when multiplied by the Multiplier, exceeds the Maximum Gain, which could be significant.

t
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Securities in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Securities as well as the cost of hedging the Issuer’s obligations under the Securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

t
Adjustments to the Index could adversely affect the value of the Securities.  The index publisher of the Index is responsible for calculating and maintaining the Index. The index publisher may add, delete or substitute the stocks constituting the Index or make other methodological changes required by certain corporate events relating to the stocks constituting the Index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Index.  The index publisher may discontinue or suspend calculation or publication of the Index at any time.  In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued Index, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates.  Any of these actions could adversely affect the value of the Index and, consequently, the value of the Securities.

t
The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. may, but is not obligated to, make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Securities. One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the Securities, including trading in the constituent stocks of the Index, in futures or options contracts on the Index or the constituent stocks of the Index, as well as in other instruments related to the Index.  MS & Co. and some of our other subsidiaries also trade the constituent stocks of the Index, in futures or options contracts on the constituent stocks of the Index, as well as in other instruments related to the Index, on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the Trade Date could have increased the Starting Level of the Index,  and therefore, could have increased the level at which the Index must close on the Final Valuation Date before an investor receives a payment at maturity that is equal to or greater than the Principal Amount of the Securities.  Additionally, such hedging or trading activities during the term of the Securities, including on the Final Valuation Date, could adversely affect the Closing Value of the Index on the Final Valuation Date and, accordingly, the amount of cash an investor will receive at maturity.

t
Potential conflict of interest.  As Calculation Agent, MS & Co. has determined the Starting Level and will determine the Ending Level, whether any Market Disruption Event has occurred, and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as Calculation Agent, including with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a Successor Index or calculation of the Ending Level in the event of a discontinuance of the Index or a Market Disruption Event, may adversely affect the payout to you at maturity.

t
Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates.  Morgan Stanley, UBS and our or their respective affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities.  Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

t
Uncertain tax treatment. Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other equity-linked securities that do not provide for the return of principal.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Hypothetical Payments on the Securities at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Index relative to the Starting Level. We cannot predict the Ending Level or the Closing Level of the Index on any other scheduled trading day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Principal Amount of Securities on a hypothetical offering of the Securities.

The following scenario analysis and examples assume a Starting Level of 1,000 and reflect the Maximum Gain of 21.90% and the Multiplier of 1.25. The actual Starting Level is specified on the cover of this pricing supplement.

Example 1 — The level of the Index increases from a Starting Level of 1,000 to an Ending Level of 1,050. The Index Return is calculated as follows:

(1,050 – 1,000) / 1,000 = 5.00%

Because the Index Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:

(A) $10.00 + ($10.00 × Index Return × Multiplier), and
(B) $10.00 + ($10.00 × Maximum Gain)
= the lesser of (A) $10.00 + ($10.00 × 5.00% × 1.25) and (B) $10.00 + ($10.00 × 21.90%)
= the lesser of (A) $10.00 + ($10.00 × 6.25%) and (B) $10.00 + ($10.00 × 21.90%)
=$10.00 + ($10.00 × 6.25%)
=$10.00 + $0.625
=$10.625

Because the Index Return of 5.00% multiplied by the Multiplier is less than the Maximum Gain of 21.90%, for each $10.00 Principal Amount of Securities, Morgan Stanley will pay you $10.625.

Example 2 — The level of the Index increases from a Starting Level of 1,000 to an Ending Level of 1,200 The Index Return is calculated as follows:

(1,200 – 1,000) / 1,000 = 20.00%

Because the Index Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:

(A) $10.00 + ($10.00 × Index Return × Multiplier), and
(B) $10.00 + ($10.00 × Maximum Gain)
= the lesser of (A) $10.00 + ($10.00 × 20.00% × 1.25) and (B) $10.00 + ($10.00 × 21.90%)
= the lesser of (A) $10.00 + ($10.00 × 25.00%) and (B) $10.00 + ($10.00 × 21.90%)
=$10.00 + ($10.00 × 21.90%)
=$10.00 + $2.19
=$12.19

Because the Index Return of 20.00% multiplied by the Multiplier is greater than the Maximum Gain of 21.90%, for each $10.00 Principal Amount of Securities, Morgan Stanley will pay you $12.19, the maximum payment on the Securities.

Example 3 — The level of the Index decreases from a Starting Level of 1,000 to an Ending Level of 950. The Index Return is calculated as follows:

(950 – 1,000) / 1,000 = -5.00%

Because the Index Return is negative, but the Index's percentage decline of 5% is less than the Buffer of 10%, at maturity, for each $10.00 Principal Amount of Securities, Morgan Stanley will pay you the $10.00 Principal Amount (a zero percent return).

Example 4 — The level of the Index decreases from a Starting Level of 1,000 to an Ending Level of 800.  The Index Return is calculated as follows:

(800 – 1,000) / 1,000 = -20.00%

Because the Index Return is negative and the Index's percentage decline of 20% is more than the Buffer of 10%, at maturity, for each $10.00 Principal Amount of Securities Morgan Stanley will pay you an amount equal to the Principal Amount reduced by 1% for every 1% by which the Index's percentage decline exceeds the Buffer, and the Payment at Maturity is calculated as follows:

  $10.00 + [$10.00 × (Index Return + Buffer)
=$10.00 + [$10.00 × (-20.00% + 10.00%)]
=$10.00 + [$10.00 × -10.00%]
=$10.00 - $1.00
=$9.00

Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities
Hypothetical Ending Level	Hypothetical Index Return	Multiplier	Hypothetical Return on Securities	Hypothetical Payment at Maturity
2,000	100.00%	1.25	21.90%	$12.190
1,900	90.00%	1.25	21.90%	$12.190
1,800	80.00%	1.25	21.90%	$12.190
1,700	70.00%	1.25	21.90%	$12.190
1,600	60.00%	1.25	21.90%	$12.190
1,500	50.00%	1.25	21.90%	$12.190
1,400	40.00%	1.25	21.90%	$12.190
1,300	30.00%	1.25	21.90%	$12.190
1,200	20.00%	1.25	21.90%	$12.190
1,175.2	17.52%	1.25	21.90%	$12.190
1,100	10.00%	1.25	12.50%	$11.250
1,050	5.00%	1.25	6.25%	$10.625
1.025	2.50%	1.25	3.13%	$10.313
1,000	0.00%	N/A	0.00%	$10.000
975	-2.50%	N/A	0.00%	$10.000
950	-5.00%	N/A	0.00%	$10.000
900	-10.00%	N/A	0.00%	$10.000
850	-15.00%	N/A	-5.00%	$9.500
800	-20.00%	N/A	-10.00%	$9.000
700	-30.00%	N/A	-20.00%	$8.000
600	-40.00%	N/A	-30.00%	$7.000
500	-50.00%	N/A	-40.00%	$6.000
400	-60.00%	N/A	-50.00%	$5.000
300	-70.00%	N/A	-60.00%	$4.000
200	-80.00%	N/A	-70.00%	$3.000
100	-90.00%	N/A	-80.00%	$2.000
0	-100.00%	N/A	-90.00%	$1.000

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

♦	purchase the Securities at their “issue price”; and

♦	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

♦	certain financial institutions;

♦	insurance companies;

♦	certain dealers and traders in securities, commodities or foreign currencies;

♦	investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

♦	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

♦	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

♦	regulated investment companies;

♦	real estate investment trusts;

♦	tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or

♦	persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

In addition, we will not attempt to ascertain whether any issuers of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) are treated as “passive foreign investment companies” (“PFICs”) within the meaning of Section 1297 of the Code or as “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code.  If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder in the case of a USRPHC, upon the sale, exchange or settlement of a Security.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

♦	a citizen or resident of the United States;

♦	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

♦	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other equity-linked securities that do not provide for the return of principal.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative federal income tax characterizations of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

♦	an individual who is classified as a nonresident alien;

♦	a foreign corporation; or

♦	a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

♦
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

♦	certain former citizens or residents of the United States; or

♦	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected and subject to the discussion above regarding the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

♦	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

♦	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

♦	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

♦	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from backup withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the U.S. federal withholding and income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the S&P MidCap 400 Index for each quarter in the period from January 1, 2006 through May 25, 2011.  The Closing Level of the S&P MidCap 400 Index on May 25, 2011 was 975.66.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical Closing Levels of the S&P MidCap 400 Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P MidCap 400 Index on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2006	3/31/2006	792.11	749.02	792.11
4/1/2006	6/30/2006	817.95	716.62	764.87
7/1/2006	9/30/2006	770.44	712.86	754.25
10/1/2006	12/31/2006	820.37	748.13	804.37
1/1/2007	3/31/2007	867.61	800.40	848.47
4/1/2007	6/30/2007	925.90	852.41	895.51
7/1/2007	9/30/2007	926.23	819.97	885.06
10/1/2007	12/31/2007	917.18	821.32	858.20
1/1/2008	3/31/2008	847.56	744.89	779.51
4/1/2008	6/30/2008	897.27	797.80	818.99
7/1/2008	9/30/2008	824.99	698.21	727.29
10/1/2008	12/31/2008	718.88	417.12	538.28
1/1/2009	3/31/2009	559.37	404.62	489.00
4/1/2009	6/30/2009	598.71	494.45	578.14
7/1/2009	9/30/2009	706.30	546.53	691.02
10/1/2009	12/31/2009	739.71	659.15	726.67
1/1/2010	3/31/2010	799.95	692.52	789.90
4/1/2010	6/30/2010	849.82	711.73	711.73
7/1/2010	9/30/2010	802.10	700.16	802.10
10/1/2010	12/31/2010	913.20	795.50	907.25
1/1/2011	3/31/2011	989.05	909.76	989.05
4/1/2011*	5/25/2011*	1,015.26	966.38	975.66

*
As of the date of this pricing supplement, available information for the second calendar quarter of 2011 includes data for the period from April 1, 2011 through May 25, 2011.  Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.

The graph below illustrates the performance of the S&P MidCap 400® Index from January 1, 2006 through May 25, 2011, based on information from Bloomberg. Past performance of the S&P MidCap 400® Index is not indicative of the future performance of the S&P MidCap 400® Index.

Additional Terms of the Securities

Some Definitions

We have defined some of the terms that we use frequently in this pricing supplement below:

t
“Closing Level” means, on any Index Business Day for the Index, the closing value of the Index, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation” below) published at the regular weekday close of trading on that Index Business Day by the index publisher.  In certain circumstances, the Closing Level will be based on the alternate calculation of the Index as described under “—Discontinuance of the Index; Alteration of Method of Calculation.”

t
“Index Business Day” means a day, for the Index, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

t	“Market Disruption Event” means, the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i)   (a)  a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Index (orthe Successor Index) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hourperiod preceding the close of the principal trading session on such Relevant Exchange; or

(b)  a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported tradingprices for stocks then constituting 20 percent or more of the value of the Index (or the Successor Index) during the last one-half hourpreceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or optionscontracts or exchange-traded funds related to the Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(ii)   a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Index shall be based on a comparison of (x) the portion of the value of the Index attributable to that security relative to (y) the overall value of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

t
“Relevant Exchange” means, with respect to the Index, the primary exchange(s) or market(s) of trading for (i) any security then included in the Index, or any Successor Index, and (ii) any futures or options contracts related to the Index or to any security then included in the Index

Postponement of Final Valuation Date and Maturity Date

If the scheduled Final Valuation Date is not an Index Business Day or if a Market Disruption Event with respect to the Index occurs on such date, the Ending Level for such date will be determined on the immediately succeeding Index Business Day on which no Market Disruption Event shall have occurred; provided that the Ending Level will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Final Valuation Date, and if such date is not an Index Business Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Closing Level of the Index on such date in accordance with the formula for calculating such Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Index.

If the Final Valuation Date is postponed so that it falls less than two business days prior to the scheduled Maturity Date, the Maturity Date will be the second business day following the Final Valuation Date, as postponed.

Alternate Exchange Calculation in case of an Event of Default

In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as if the date of acceleration were the Final Valuation Date, plus, if any payment of periodic interest is specified, any accrued but unpaid interest as of the date of such acceleration.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the cash amount due with respect to the Securities as promptly as possible and in no event later than two business days after the date of acceleration.

Discontinuance of the Index; Alteration of Method of Calculation

If the index publisher of the Index discontinues publication of the Index and the index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Closing Level of the Index will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Closing Level is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If the index publisher discontinues publication of the Index prior to, and such discontinuance is continuing on, the Final Valuation Date or the date of acceleration and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Level of the Index for each such date.  The Closing Level of the Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such Final Valuation Date or date of acceleration of each security most recently constituting the Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Securities.

If at any time the method of calculating the Index or Successor Index, or the value thereof, is changed in a material respect, or if the Index or Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Closing Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Closing Level with reference to the Index or Successor Index, as adjusted.  Accordingly, if the method of calculating the Index or Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co.  As Calculation Agent, MS & Co. will determine, among other things, the Starting Level, the Ending Level, the Index Return and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Ending Level or whether a Market Disruption Event has occurred.  See “—Discontinuance of the Index; Alteration of Method of Calculation,” and the definition of Market Disruption Event.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary.  The Depositary’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures.  For more information regarding the Depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The original issue price of the Securities includes the agent’s commissions paid with respect to the Securities and the cost of hedging our obligations thereunder.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in the constituent stocks of the Index and in futures or options contracts on the Index or the constituent stocks of the Index.  Such purchase activity could have increased the level of the Index on the Trade Date, and therefore increased the level at which the Index must close on the Final Valuation Date before you would receive at maturity a payment that exceeds the Principal Amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Final Valuation Date, by purchasing and selling the constituent stocks of the Index, futures or options contracts on the Index or the constituent stocks of the Index, as well as other instruments related to the Index that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Valuation Date.  We cannot give any assurance that our hedging activities will not affect the level of the Index and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Smith Barney LLC or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering.  We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document.  UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission that will not exceed 2% for each Security it sells.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the constituent stocks of the Index in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.

Annex A: S&P MidCap 400® Index

S&P MidCap 400® Index

The S&P MidCap Index is published by S&P and is intended to provide a benchmark for performance measurement of the medium capitalization segment of the U.S. equity markets. It tracks the stock price movement of 400 companies with mid-sized market capitalizations, primarily ranging from $1 billion to $4 billion. The calculation of the value of the S&P MidCap Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 400 companies (the “S&P MidCap Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 400 similar companies during the base period of June 28, 1991. The “Market Value” of any S&P MidCap Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P MidCap Component Stock. S&P chooses companies for inclusion in the S&P MidCap Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P MidCap Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the Market Value and trading activity of the common stock of that company.

The S&P MidCap Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P MidCap Index is calculated using a base-weighted aggregate methodology: the level of the S&P MidCap Index reflects the total Market Value of all 400 S&P MidCap Component Stocks relative to the S&P MidCap Index’s base period of June 28, 1991 (the “Base Period”). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P MidCap Component Stocks during the Base Period has been set equal to an indexed value of 100. This is often indicated by the notation June 28, 1991=100. In practice, the daily calculation of the S&P MidCap Index is computed by dividing the total Market Value of the S&P MidCap Component Stocks by a number called the “S&P MidCap Index Divisor.” By itself, the S&P MidCap Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P MidCap Index, it is the only link to the original base period value of the S&P MidCap Index. The S&P MidCap Index Divisor keeps the S&P MidCap Index comparable over time and is the manipulation point for all adjustments to the S&P MidCap Index (“S&P MidCap Index Maintenance”). S&P MidCap Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P MidCap Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P MidCap Index require a S&P MidCap Index Divisor adjustment. By adjusting the S&P MidCap Index Divisor for the change in total Market Value, the value of the S&P MidCap Index remains constant. This helps maintain the value of the S&P MidCap Index as an accurate barometer of stock market performance and ensures that the movement of the S&P MidCap Index does not reflect the corporate actions of individual companies in the S&P MidCap Index. All S&P MidCap Index Divisor adjustments are made after the close of trading and after the calculation of the index closing value of the S&P MidCap Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P MidCap Index and do not require S&P MidCap Index Divisor adjustments.

The table below summarizes the types of S&P MidCap Index maintenance adjustments and indicates whether or not an S&P MidCap Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes
Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special cash dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes
Rights Offering	Price of parent company minus: Price of Rights Right Ratio	Yes
Spin-Off	Price of parent company minus: Price of Spinoff Co. Share Exchange Ratio	Yes

Stock splits and stock dividends do not affect the S&P MidCap Index Divisor of the S&P MidCap Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P MidCap Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P MidCap Index Divisor has the effect of altering the Market Value of the S&P MidCap Component Stock and consequently of altering the aggregate Market Value of the S&P MidCap Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P MidCap Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P Midcap Component Stock, a new S&P MidCap Index Divisor (“New S&P MidCap Divisor”) is derived as follows:

Post-Event Aggregate Market Value New S&P MidCap Divisor	= Pre-Event Index Value

New S&P MidCap Divisor =	Post-Event Aggregate Market Value Pre-Event Index Value

A large part of the S&P MidCap Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P MidCap Index companies. Four times a year, on a Friday near the end of each calendar quarter, the share totals of companies in the S&P MidCap Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the S&P MidCap Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P MidCap Index. In addition, any changes over 5% in the current common shares outstanding for the S&P MidCap Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P MidCap Index Divisor.

License Agreement between S&P and Morgan Stanley.  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P MidCap Index, which is owned and published by S&P, in connection with securities, including the Securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P MidCap Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P MidCap Index, which is determined, composed and calculated by S&P without regard to us or the Securities. S&P has no obligation to take our needs or the needs of holders of the Securities into consideration in determining, composing or calculating the S&P MidCap Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P MIDCAP INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P MIDCAP INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P MIDCAP INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P 400®,” “Standard & Poor’s MidCap 400® Index” and “S&P MidCap Index” are trademarks of The S&P and have been licensed for use by Morgan Stanley.